UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 17, 2008

(Exact name of registrant as specified in its charter)

Florida	0-25681	65-0423422
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11760 U.S. Highway One Suite 200 North Palm Beach, Florida	33408
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (561) 630-2400

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 17, 2008, the shareholders of Bankrate, Inc. (“the Company”) approved the Bankrate Inc. 2008 Equity Compensation Plan (the “2008 Plan”). The 2008 Plan had previously been approved by the Company’s Board of Directors, subject to shareholder approval.

The 2008 Plan, which is administered by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”), permits the Company to grant to the Company’s employees, officers, directors, consultants, and advisors awards based on shares of the Company’s common stock, including stock options, stock appreciation rights, restricted stock, unrestricted stock, stock units, restricted stock units, performance awards, other stock-based awards, as well as cash awards, and a combination of the foregoing.

The maximum number of shares of the Company’s common stock that may be issued under the 2008 Plan is 1,500,000 shares. The maximum number of shares of common stock for which stock options may be granted to any person in any calendar year and the maximum number of shares of common stock subject to stock appreciation rights granted to any person in any calendar year is 750,000. The maximum number of shares subject to other awards granted to any person in any calendar year is 500,000 and the maximum amount payable to any person in any calendar year under cash awards is $1,500,000. The 2008 Plan has a term of ten years.

The foregoing summary of the material provisions of the 2008 Plan does not purport to be complete and is qualified in its entirety by reference to the full text of the 2008 Plan, which was attached as Exhibit A to the Company’s 2008 Proxy Statement, as filed with the Securities and Exchange Commission on April 29, 2008, and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BANKRATE, INC.

Date: June 18, 2008	By:	/s/ ROBERT J. DEFRANCO
Robert J. DeFranco
Senior Vice President-Finance